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                                                                   EXHIBIT 23.2

                    CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" and to the incorporation by reference of our reports dated
(i) March 5, 1998, except for Notes 1 and 11 as to which the date is April 27, 1998, with respect to the consolidated financial statements of SFX Entertainment, Inc., (ii) October 2, 1997 with respect to the consolidated financial statements of Delsener/Slater Enterprises, Ltd. and Affiliated Companies, (iii) December 13, 1996 with respect to the consolidated financial statements of PACE Entertainment Corporation and Subsidiaries, (iv) May 22, 1998 with respect to the consolidated financial statements of the Contemporary Group, (v) March 18, 1998 with respect to the combined financial statements of SJS Entertainment Corporation, (vi) November 20, 1997 with respect to the combined financial statements of The Album Network, Inc. and Affiliated Companies, (vii) March 20, 1998 with respect to the consolidated financial statements of BG Presents, Inc and Subsidiaries, (viii) March 13, 1998 with respect to the combined financial statements of Concert/Southern Promotions and Affiliated Companies, (ix) April 10, 1998 with respect to the combined financial statements of Falk Associates Management Enterprises, Inc, and (x) May 1, 1998 with respect to the combined financial statements of Blackstone Entertainment, LLC, in the Registration Statement on Form S-8 and related Prospectus of SFX Entertainment, Inc. for the registration of shares of its Class A Common Stock pertaining to the 1998 Stock Option and Restricted Stock Plan.


                                         /s/ ERNST & YOUNG LLP

New York, New York
July 6, 1998